Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Stuart Booth

Central Garden & Pet

925.948.3675

CENTRAL GARDEN & PET ANNOUNCES FOURTH QUARTER

& FISCAL 2010 RESULTS

WALNUT CREEK, CALIFORNIA, November 18, 2010 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced fourth quarter and full year results for its fiscal year ended September 25, 2010.

The Company reported net sales of $347 million in the quarter, a decrease of four percent compared to $363 million in the comparable fiscal 2009 period. For the quarter, the Company reported an operating loss of $4.6 million compared to operating income of $19.9 million in the year ago period. The net loss was $8.8 million, or $0.14 per fully diluted share, compared to a net income of $8.0 million, or $0.12 per fully diluted share, in the year ago period. The results for the quarter include a non-cash, pre-tax charge of $12.0 million related to the impairment of an intangible asset. Without the impairment charge, operating income would have been $7.4 million and the net loss for the quarter would have been $1.1 million, or $0.02 per fully diluted share. Sales of branded products decreased seven percent to $291 million and sales of other manufacturers’ products increased eight percent to $56 million. Depreciation and amortization was $7.2 million compared to $7.3 million in the year ago period. The quarter ending debt balance was $400 million compared to $408 million a year ago. The quarter ending Leverage Ratio, as defined in the Company’s credit agreement, was 2.57 times.

Net sales for the Garden Products segment in the quarter were $133 million, a decrease of 17 percent compared to $160 million in the comparable fiscal 2009 period. The operating loss for the Garden Products segment was $7.6 million, compared to operating income of $4.7 million in the year ago period. Sales of branded products decreased 18 percent to $117 million. Sales of other manufacturers’ products declined nine percent to $16 million. Net sales for the Pet Products segment in the quarter were $214 million, an increase of five percent compared to

-more-

the year ago period. Operating income for the Pet Products segment was $12.9 million, compared to $27.6 million in the year ago period. Included in the Pet Products’ results for the quarter is the $12 million non-cash, pre-tax charge for the impairment of an intangible asset. Excluding this charge, operating income for the Pet Products segment would have been $24.9 million, a decrease of 10 percent compared to the year ago period. Sales of branded products increased three percent to $174 million. Sales of other manufacturers’ products increased 17 percent to $40 million.

For fiscal 2010, the Company reported net sales of $1,524 million, a decrease of six percent from $1,614 million in fiscal 2009. The operating income for the year was $109 million compared to $126 million in the prior year. The net income for the fiscal year was $45.8 million compared to $65.9 million in the prior year. The earnings per fully diluted share were $0.70 compared to $0.94 in the prior year. Included in the full year results is the non-cash, pre-tax charge of $12.0 million related to the impairment of an intangible asset. Excluding this charge, operating income would have been $121 million, and net income and earnings per fully diluted share would have been $53.5 million and $0.82, respectively. Sales of branded products decreased eight percent, while sales of other manufacturers’ products increased seven percent. Depreciation and amortization was $28.9 million for the fiscal year compared to $29.2 million in the prior year.

The Company will discuss its fourth quarter and fiscal 2010 results on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-888-713-4213 and passcode 2013 4125 (domestic) or 1-617-213-4865 and passcode 2013 4125 (international).

The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/ or you may link directly to the webcast on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=93879&p=irol-calendar. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

In order to simplify your registration process, you may pre-register at the following link: https://www.theconferencingservice.com/prereg/key.process?key=PXPR8NGUJ. By pre-registering, you may bypass the operator and go directly to the teleconference with a unique PIN number as soon as the call begins. At the time of the call, after dialing the number and passcode mentioned above, enter your PIN for immediate access to the teleconference.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 6563 6856 (domestic) and 1-888-286-8010 and passcode 6563 6856 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED™ and THE REBELS™; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed November 20, 2009, and Quarterly Report on Form 10-Q, filed August 5, 2010, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

CENTRAL GARDEN & PET COMPANY

CONSOLIDATED BALANCE SHEETS

	September 25, 2010	September 26, 2009
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$91,460	$85,668
Short term investments	15,320	—
Accounts receivable, net	192,422	206,565
Inventories	285,964	284,834
Prepaid expenses, deferred income taxes and other	42,733	44,425

Total current assets	627,899	621,492
Land, buildings, improvements and equipment:
Land	8,925	8,925
Buildings and improvements	95,664	95,711
Transportation equipment	4,031	3,734
Machinery and warehouse equipment	150,215	142,051
Office furniture and equipment	91,294	87,160

Total	350,129	337,581
Less accumulated depreciation and amortization	(184,848)	(172,847)

Land, buildings, improvements and equipment–net	165,281	164,734
Goodwill	207,319	207,749
Other intangible assets, net	86,798	103,366
Deferred income taxes and other assets	43,587	53,584

Total	$1,130,884	$1,150,925

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$112,611	$108,836
Accrued expenses	81,418	82,143
Current portion of long-term debt	165	3,270

Total current liabilities	194,194	194,249
Long-term debt	400,106	404,815
Other long-term obligations	4,441	4,526

Commitments and contingencies

Equity:
Common stock	163	188
Class A common stock	437	475
Class B stock	16	16
Additional paid-in capital	483,817	531,300
Retained earnings	45,319	12,044
Accumulated other comprehensive income	944	1,062

Total Central Garden & Pet shareholders’ equity	530,696	545,085

Noncontrolling interest	1,447	2,250

Total equity	532,143	547,335

Total	$1,130,884	$1,150,925

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
Net sales	$346,990	$363,171	$1,523,648	$1,614,300
Cost of goods sold and occupancy	243,556	246,933	1,008,482	1,086,974

Gross profit	103,434	116,238	515,166	527,326
Selling, general and administrative expenses	96,043	96,312	394,092	401,340
Goodwill and other impairments	12,000	—	12,000	—

Income (loss) from operations	(4,609)	19,926	109,074	125,986
Interest expense	(9,151)	(4,864)	(33,706)	(22,710)
Interest income	107	35	119	649
Other income (loss)	(9)	(28)	419	52

Income (loss) before income taxes and noncontrolling interest	(13,662)	15,069	75,906	103,977
Income taxes (tax benefit)	(4,916)	6,870	28,110	36,368

Income (loss) including noncontrolling interest	(8,746)	8,199	47,796	67,609
Net income attributable to noncontrolling interest	20	163	1,963	1,661

Net income (loss) attributable to Central Garden & Pet Company	$(8,766)	$8,036	$45,833	$65,948

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.14)	$0.12	$0.71	$0.95
Diluted	$(0.14)	$0.12	$0.70	$0.94

Weighted average shares used in the computation of net income (loss) per share:
Basic	62,476	68,502	64,272	69,499
Diluted	62,476	69,768	65,091	70,264

Non-GAAP Financial Measures

This press release includes adjustments to operating income (loss), GAAP net income (loss), and earnings per share for the fourth quarter and fiscal year ended September 25, 2010. Adjusted operating income (loss), net income (loss) and adjusted earnings per share, are non-GAAP financial measures which exclude the impact of the impairment of an intangible asset. We believe that they are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude impairment charges which we believe are not representative of the on-going results of operations of our business and are not used to determine compliance with the financial covenants in our credit facility and indenture.

We provide this information to investors and other users of the financial statements, such as lenders, to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While management believes adjusted operating income (loss), net income (loss) and adjusted earnings per share are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be used in conjunction with those GAAP results.

Below is a reconciliation of this non-GAAP (unaudited) measure to net income (loss) for the fourth quarter and net income for the fiscal year ended September 25, 2010.

	Fourth Quarter		Fiscal 2010
	Dollars	EPS	Dollars	EPS
	(in millions)		(in millions)
Reconciliation of net loss to adjusted net income:
Net income (loss), as reported	$(8.8)	$(0.14)	$45.8	$0.70
Adjustment for impairment of an intangible asset, net of taxes	7.7	0.12	7.7	0.12

Adjusted net income (loss)	$(1.1)	$(0.02)	$53.5	$0.82

Below is a reconciliation of this non-GAAP measure (unaudited) to the total Company’s operating income (loss) for the fourth quarter and fiscal year ended September 25, 2010.

	Fourth Quarter		Fiscal 2010
	Dollars	Margin	Dollars	Margin
	(in millions)		(in millions)
Reconciliation of total Company operating income:
Operating income (loss), as reported	$(4.6)	(1.3)%	$109.1	7.2%
Adjustment for impairment of an intangible asset	12.0	3.4%	12.0	0.7%

Adjusted operating income (loss)	$7.4	2.1%	$121.1	7.9%

Below is a reconciliation of this non-GAAP measure (unaudited) to the Pet Segment’s operating income (loss) for the fourth quarter and fiscal year ended September 25, 2010.

	Fourth Quarter		Fiscal 2010
	Dollars	Margin	Dollars	Margin
	(in millions)		(in millions)
Reconciliation of Pet Segment’s operating income:
Operating income (loss), as reported	$12.9	6.0%	$97.9	11.6%
Adjustment for impairment of an intangible asset	12.0	5.6%	12.0	1.5%

Adjusted operating income (loss)	$24.9	11.6%	$109.9	13.1%